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CONTACT:Peter Papano
Chief Financial Officer
Phone: (510) 215-3958
Email: ppapano@qrs.com


FOR IMMEDIATE RELEASE:

QRS ANNOUNCES NEW INTERNET B2B MARKETPLACE

DECEMBER 1, 1999 -- RICHMOND, CALIFORNIA: QRS Corporation (Nasdaq: QRSI) today announced the launch of Tradeweave (www.tradeweave.com), an online business-to-business community and marketplace for the retail industry. Tradeweave enables retailers and their trading partners to list, buy and sell merchandise over the Internet. Initial launch partners include retail industry leaders such as Dillard Department Stores Inc. (NYSE: DDS) and The Donna Karan Company (NYSE: DK). In addition, the majority of QRS' approximately 8,500 customers will be pre-registered for active trading.

"Over the past ten years, QRS has established itself as a leader in providing business-to-business electronic commerce services to the retail industry," says John Simon, CEO of QRS. "With the introduction of Tradeweave, we are leveraging our industry knowledge, customer base and existing e-commerce services to provide an entirely new way for retailers and their trading partners to conduct business. We believe Tradeweave provides a highly efficient Internet-based solution to the problems of handling excess retail goods while maintaining control over distribution. Industry sources estimate that today over 20% of retail merchandise is surplus, and almost 45% of all goods are sold at a discount, often with significant damage to the brand. This is a major area of concern for our retail industry customers."

Tradeweave enables retailers and vendors to list, buy and sell merchandise through a unique staged auction process over the Internet. All buyers and sellers are pre-registered and authorized to trade by QRS. After registering, customers will be provided with a Tradeweave 'Passport', which authenticates them as an approved trader in the marketplace. Sellers will issue 'Visas' to selected approved buyers to formalize trading relationships. Sellers benefit by increasing their market reach, drawing more competitive bids, and gaining more control over their brand and the sales process. Buyers benefit by having broader access to merchandise at attractive prices through a central location. Both sellers and buyers benefit from an integrated e-commerce back-end using existing QRS services. All industry players will have access to Tradeweave's retail trade news, content and directories.

"Tradeweave is a global, virtual marketplace that will provide merchants access to all vendors, at any time, from any place," says Alex Dillard, CEO of Dillard Department Stores. "This market is integrated with our purchasing system through QRS' eCommerce services. Tradeweave will increase our visibility to vendors' available inventory. This will help us take advantage of mid-season buying opportunities."

Tradeweave will leverage QRS' existing services and customer base in several ways. Most of QRS' approximately 8,500 customers will be pre-registered on Tradeweave, providing a large initial base of buyers and sellers. In addition, Tradeweave users will be able to access QRS Keystone, the retail industry's largest product information database with more than 70 million items, thereby ensuring up-to-date and accurate product information. Finally, transactions on Tradeweave will be completed through the electronic exchange of purchase orders and other documents using QRS' eCommerce services, thereby saving time and administrative costs, and ensuring that transactions are executed accurately and are integrated with back-office systems.

Tradeweave will initially focus its sales, marketing, and support services to handle surplus and excess goods within the general merchandise and apparel segment of the retail industry. Future plans include expansion to other retail segments, including grocery and consumer product goods. QRS further expects to add capabilities that will support trading of first-run goods. Active trading is expected to begin during the first quarter of 2000.

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In response to this unique market opportunity, and the interest engendered by the initial launch partners, QRS will accelerate its investment in building the Tradeweave infrastructure, product development and customer implementation efforts. Such acceleration will impact results in the fourth quarter of 1999 through fiscal 2000. While QRS expects the initiation of revenue generating auction activity during the first quarter of 2000, the Company does not anticipate material revenue contribution until the latter half of fiscal 2000 at the earliest.

QRS is a leading provider of business-to-business electronic commerce services to the retail industry. The Company's services help its approximately 8,500 retailer, vendor, manufacturer and carrier customers to leverage information, electronic networks, and Internet technologies to more rapidly anticipate and respond to consumer demand, manage inventory levels, exchange business documents and information, and reduce operating costs. These services provide a network and the functionality that enables retail industry trading partners to transact business, share information and collaborate worldwide. QRS services, which are delivered over the Internet and proprietary networks, are organized into four major categories: eCommerce Services, Content Services, Application Services, and Marketplace Services. For more information, visit the company's website at www.qrs.com.

STATEMENTS CONTAINED IN THIS PRESS RELEASE WHICH ARE NOT HISTORICAL FACTS ARE FORWARD-LOOKING STATEMENTS SUBJECT TO RISKS AND UNCERTAINTIES AS DISCUSSED MORE FULLY IN QRS CORPORATION'S FILINGS WITH THE SEC, INCLUDING ITS MOST RECENT FORM 10-K AND FORM 10-Q.

QRS IS A REGISTERED TRADEMARK WITH THE U.S. PATENT AND TRADEMARK OFFICE. QRS KEYSTONE IS A TRADEMARK OF QRS CORPORATION AND TRADEWEAVE IS A TRADEMARK OF TRADEWEAVE, INC.

                                -C- 1999 QRS Corporation. All Rights Reserved.